UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/25/2009

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23930

Washington	91-1549568
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 623-7612
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 25, 2009, Targeted Genetics Corporation (the "Company") and Ironwood Apartments, Inc. ("Landlord") entered into a Ninth Amendment to and Continuation of Lease (the "Amendment"), which amends the Lease Agreement between the Company and Landlord dated November 20, 1992, as amended (the "Lease"). The Amendment extends the August 31, 2009 termination date for the Lease that was provided in the Eighth Amendment and Conditional Termination of Lease dated July 20, 2009 (the "Eighth Amendment"). Pursuant to the Amendment, the Lease will terminate upon at least 30 days written notice provided by either Landlord or the Company, or 10 days in the case of written notice provided by Landlord in specified circumstances (the "New Termination Date"). The release of future payment obligations and other liabilities under the Lease provided for in the Eighth Amendment, the conditions for which have been satisfied by the Company, will be effective as of the New Termination Date.

The Lease covers 38,000 square feet in the facility the Company uses for its headquarters offices and primary research and development activities and, unless earlier terminated under its terms (as amended), would expire on April 1, 2014.

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 28, 2009, the Company was notified by the Nasdaq Stock Market that the Nasdaq Hearings Panel (the "Panel") had granted the Company's request for continued listing on the Nasdaq Capital Market. This exception to the Nasdaq continued listing requirements is subject to conditions specified by Nasdaq, including:

- On or before January 19, 2010, the Company must evidence stockholders' equity of at least $2.5 million, or demonstrate compliance with one of the alternative listing criteria set forth in Listing Rule 5550(b);

- On or before February 8, 2010, the Company must have evidenced a closing bid price of $1.00 or more for a minimum of 10 consecutive trading days; and

- The Company must demonstrate compliance with all other requirements of continued listing on the Nasdaq Capital Market.

In addition, the Company must promptly notify the Panel of significant events that occur during the exception period, including any event that may call into question the Company's historical financial information or that may impact the Company's ability to maintain compliance with any Nasdaq listing requirements or the exception deadlines, and the Panel may reconsider the terms of the exception based on any such event.

If the Company does not satisfy the exception conditions, the Panel will issue a final determination to delist the Company's common stock and will suspend trading of the Company's shares effective on the second business day after the date of the Panel's final determination. There can be no assurance that the Company will be able to comply with the exception conditions, or that it will be able to regain or maintain compliance with the Nasdaq listing requirements.

As previously reported, on July 23, 2009 the Nasdaq staff notified the Company of its determination to delist the Company's securities based on the Company's non-compliance with the requirement to maintain $2.5 million in shareholders' equity. The Company appealed the Nasdaq staff's determination and was granted a hearing before the Nasdaq hearing panel. On August 10, 2009, the Company received an additional staff determination letter from the Nasdaq staff informing the Company that it had failed to regain compliance with the minimum $1.00 bid price per share requirement, which served as an additional basis for delisting. The Company's hearing before the Panel was held on September 3, 2009. At the hearing the Panel considered the Company's non-compliance with both the shareholders' equity requirement and the bid price requirement in rendering its decision regarding the Company's continued listing on the Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Date: October 01, 2009	By:	/s/ DAVID J. POSTON
DAVID J. POSTON
VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER